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                                                                    EXHIBIT 99.1

                           HCC REPORTS RECORD RESULTS
                FOR THE 2ND QUARTER AND FIRST SIX MONTHS OF 2002


HOUSTON (August 8, 2002) . . .
HCC INSURANCE HOLDINGS, INC. (NYSE SYMBOL: HCC) today released earnings for the second quarter and first six months of 2002.

Net earnings increased 32 percent for the second quarter of 2002 to $26.8 million from $20.3 million and net earnings per share increased 26 percent to $0.43 per share from $0.34 per share, both compared to the same period of 2001.

Net earnings for the first six months of 2002 increased 41 percent to $50.1 million from $35.4 million and net earnings per share increased 31 percent to $0.80 from $0.61, both compared to the first six months of 2001.

Stephen L. Way, Chairman and Chief Executive Officer said, "We are extremely pleased with our results, which are the best, first half year earnings in the history of our Company. Our efforts over the past two years are now paying off and having an extremely positive effect on our results, particularly in our underwriting operations."

Total revenue continued to grow substantially, increasing 31 percent for the first six months of 2002 to a record $307.6 million from $235.6 million in the first half of 2001. This increase was primarily due to the growth in our insurance company subsidiaries' earned premium, as market conditions in our specialty lines continue to improve. Revenue is expected to further increase during the second half of this year and into 2003, as earned premium continues to rise.

Gross written premium of our insurance company subsidiaries, excluding discontinued lines, increased 16 percent to $547.4 million during the first half of 2002 compared to the first six months of 2001. During the same period and also excluding discontinued lines, net written premium increased by 58 percent to $252.9 million and net earned premium increased by 47 percent to $213.3 million. These increases are as a result of higher rates, increased retentions, strong growth in our London branch operations and new business in our other specialty business segment. This growth is expected to continue for the rest of this year and into 2003.

The GAAP combined ratio improved considerably for the first six months of 2002 to 85.9 percent, from 89.3 percent in the corresponding period of 2001. The GAAP gross loss ratio improved substantially in the first six months of 2002 to 60.1 percent from 85.2 percent in the same period in 2001. This improvement, together with a reduction in ceded premiums, is having a positive effect on reinsurance recoverables.

Mr. Way added that "This terrific result came from an improvement in both loss and expense ratios, which was particularly impressive as earned premium was growing 47
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percent at the same time. This strong underwriting performance is the reward for our underwriting discipline during an extended soft cycle."

Management fees increased 32 percent during the first half of 2002 to $39.0 million, from $29.6 million in the same period of 2001. This increase is due to higher rates and new business in our other specialty lines segment. During the same period, commission income was lower at $21.2 million compared to $24.8 million, due in part to the substantial reduction in ceded reinsurance from our insurance company subsidiaries.

Cash flow from operating activities increased substantially during the first six months of 2002 to $46.7 million from $16.5 million in the first half of 2001, as a result of increased business, higher retained premiums and net earnings.

Despite an increase in investment assets, net investment income decreased in the first six months of 2002 to $18.2 million, from $20.5 million in the first half of 2001. This reduction in income was a result of lower interest rates and the Company's conservative investment philosophy. The Company does not generally invest in equities, has little or no derivatives and no high yield bonds. Although continuing increases in cash flow should improve this result going forward, investment income is unlikely to show any comparative growth until interest rates rise.

As of June 30, 2002, total investments increased to $965.0 million, total assets were $3.4 billion, book value per share increased to $13.21 and the Company's debt to total capital ratio was 20.3 percent. See attached tables.

HCC will hold an open conference call beginning at 8:00 a.m. CDT on Friday, August 9, 2002. To participate, the number for domestic calls is (877) 679-9055 and the number for international calls is (952) 556-2808. A replay will be available until Friday, August 16, 2002 at (800) 615-3210, access code 6130781.

In addition, there will be a live webcast available on a listen-only basis, that can be accessed through the HCC website at www.hcch.com. The webcast replay will be available until Friday, August 16, 2002.

HCC is an international insurance holding company and one of the largest specialty insurance groups in the USA. HCC has assets of $3.4 billion and its shares trade on the NYSE (symbol: HCC) with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:   L. Byron Way, Vice President
           HCC Insurance Holdings, Inc.
           Telephone (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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